TECHE
                                HOLDING COMPANY
                               Franklin, Louisiana


                                         FOR IMMEDIATE RELEASE, JANUARY 28, 2005
                                                   For More Information Contact:
                                                                  Patrick Little
                                                               President and CEO
                                                                  (337) 560-7151

                    TECHE HOLDING COMPANY ANNOUNCES EARNINGS

     FRANKLIN, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Bank, today reported first quarter net income of $0.62 per diluted share, a decrease of $0.06, compared to the same quarter in fiscal 2003, and an increase of $0.04 compared to the previous quarter.

     Net Income amounted to $1.4 million, a decrease of approximately $0.2 million compared to the same quarter in fiscal 2003, and an increase of approximately $0.1 million compared to the previous quarter.

     The decrease in net income was primarily due to increased non-interest expense as a result of new branch offices and the merger with St. Landry Financial Corporation last quarter, offset somewhat by an increase in interest income.

     Net Interest Income amounted to $4.9 million compared to $4.1 million in the same quarter of fiscal 2003, primarily due to growth in the loan portfolio resulting from loan originations and the merger with St. Landry Financial Corporation.

     The Company reported the following key points this quarter, including:

     o An increase of $32.3 million in SmartGrowth loans compared to the quarter ended September 30, 2004.

     o Total Deposits grew $22.1 million to $454.5 million, from $432.4 million, a single-quarter increase of 5.1%.SmartGrowth Deposits grew $14.2 million.

     o Dividends increased to $0.22 per share compared to $0.18 per share in the same quarter last year, an increase of 22%. Dividends have increased for seven consecutive quarters.

     o    Total Assets grew $19.0 million to a record $672.0 million.

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

Increase in Dividends

     The Company's dividend was $0.125 from 1995 until September 12, 2003 when the dividend was increased to $0.16. Since that time the Company has increased dividends for seven consecutive quarters and currently pays $0.22 per share. The Company changed its dividend payout policy as a response to changes in the federal tax law.

SmartGrowth Loans and Deposits

     SmartGrowth loans, consisting of consumer loans, home equity loans, alternative mortgage loans and commercial loans, amounted to $279.0 million, or 55.4% of total loans at December 31, 2004, compared to $193.8 million, or 51.4% at December 31, 2003.

     The SmartGrowth loan portfolio grew $32.3 million, to $279.0 million or 13.1% from $246.7 million at September 30, 2004.

     "We achieved record growth in SmartGrowth loans this quarter," said Little. "This marks another step in our transition from a thrift to a community bank."

     The Company's SmartGrowth Deposit Accounts, consisting of checking accounts, money market accounts, and savings accounts also showed solid growth. Total SmartGrowth Deposits grew $14.2 million to $224.3 million or 6.8% from $210.2 million at September 30, 2004. "We are especially pleased with $14.2 million growth in SmartGrowth Deposits," said Little.

     "Our results this quarter show our progress toward a community bank model for our business," said Little. "We have approximately 40,000 checking accounts and have increased commercial loans 37% from the previous quarter which continues the previous trend that started last year. In 2004 we boosted the number of our commercial loan officers in our larger current markets and began operations in the Baton Rouge market. Our successful retail operations are giving us a solid foothold in the business community," stated Little.

Net Interest Margin

     Net interest margin decreased slightly to 3.21% compared to 3.25% for the quarter ended December 31, 2003.

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

"This is a very difficult operating environment with interest rates still very low. Margin compression has been an industry trend in the past year," according to Little.

Branch Network Growth

     Teche added four additional branch offices in fiscal 2004, including two new offices in Baton Rouge and two offices as a result of the merger with St. Landry Financial Corporation.

     "Our Baton Rouge locations showed good results with $24.4 million in deposits in our Sherwood Forest branch at December 31, 2004 and a steady flow of new accounts at our Wal*Mart SuperCenter branch on O'Neal Lane," said Little. "The Baton Rouge market is our largest market and our `Totally Free Checking' program and superior service are attracting customers as they have throughout South Louisiana," said Little.

     At December 31, 2004, total deposits at the two St. Landry offices amounted to $47.0 million, while total loans amounted to $50.5 million.

     Also according to Little, "The recent merger of Teche and St. Landry Financial has yielded excellent results. All administrative operations have been integrated and deposits are still increasing as customers of the former St. Landry Financial Corp are able to reap the advantages of the broader financial services of Teche Federal Bank."

Non-interest Income

     The Company also reported that deposit fee income amounted to 90% of non-interest income, compared to 86.2% in the same quarter of fiscal 2004.

     "Deposit service charges have consistently averaged approximately 90% of total non-interest income," said Little. "Deposit fees have provided our stockholders with a stable and growing source of income for over eight years."

Non-Interest Expense

     Non-interest Expense amounted to $5.2 million compared to $4.2 million in the comparable quarter of fiscal 2003, primarily due to increased expenses associated with new branch offices and the merger with St. Landry Financial Corporation.

     The Company  estimates  that audit and other  professional  fees along with
certain  other   expenses   will  increase   during  the  2005  fiscal  year  by
approximately $500,000, as a result



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

of the full implementation during the year of the requirements of the Sarbanes-Oxley Act of 2002, a portion of which is included in non-interest expenses this quarter.

     Also, the Company will begin expensing stock options in the fourth quarter of this fiscal year. Had the Company expensed stock options in fiscal 2004, diluted EPS would have been reduced by approximately $0.09.

     Teche Federal Bank is the fourth largest publicly traded bank headquartered in Louisiana with over $671 million in assets. Teche Holding Company is the parent company of Teche Federal Bank, which operates eighteen offices in South Louisiana and serves over 50,000 customers. Teche Holding Company's common stock is traded under the symbol "TSH" on the American Stock Exchange.

     Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.







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

                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                              Statements of Income
                                   (UNAUDITED)

                                                     Three Months Ended
                                                         December 31
                                                         -----------
                                                  2004                  2003
                                                  ----                  ----

Interest Income                                 $8,601                $7,260
Interest Expense                                 3,706                 3,168
                                                ------                ------
Net Interest Income                              4,895                 4,092
Provision for Loan Losses                           30                    15
                                                ------                ------
  Net Interest Income after
  provision for Loan Losses                      4,865                 4,077
Other Income                                     2,500                 2,545
Other Expenses                                   5,229                 4,218
                                                ------                ------
  Income Before Gain on Sales of
  Securities and Income Taxes                    2,136                 2,404
Gains on
  Sales of Securities                                8                     0
Income Taxes                                       696                   769
                                                ------                ------

Net Income                                      $1,448                $1,635
                                                ======                ======

Selected Financial Data

Dividends Declared Per Share                     $0.22                 $0.18
Basic Earnings Per Common Share                  $0.65                 $0.74
Diluted Earnings Per Common Share                $0.62                 $0.68
Annualized Return on Avg. Assets                  0.89%                 1.21%
Annualized Return on Avg. Equity                  9.64%                11.47%
Annualized Return on Avg.
 Tangible Equity (1)                             10.49%                11.47%
Net Interest Margin                               3.21%                 3.25%
Non Interest Income/Avg. Assets                   1.53%                 1.88%
Non Interest Expense/Avg. Assets                  3.20%                 3.12%




(1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax effected basis. The amount was calculated using the following information:

Annualized Return on Avg.
-------------------------
 Tangible Equity (1)
 -------------------

Average Stockholders' Equity                   $60,099               $57,004
Less average goodwill and other intangible
  assets, net of related income taxes            3,873                     0
                                               -------               -------
Average Tangilbe Equity                        $56,226               $57,004
                                               =======               =======

Net Income                                     $ 1,448               $ 1,635
Plus Amortization of core deposit
  Intangibles, net of related income taxes          26                     0
                                               -------               -------
Net Income, as adjusted                        $ 1,474               $ 1,635
                                               =======               =======

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

                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                                 Balance Sheets
                                   (UNAUDITED)
                                       at

                                                                           December 31, 2004         September 30, 2004
                                                                           -----------------         ------------------

SmartGrowth Loans*                                                                $278,975                  $246,717
Mortgage Loans**                                                                   224,688                   228,975
                                                                                   -------                   -------
                                                                                   503,663                   475,692
Allowance for Loan Losses                                                           (4,374)                   (4,365)
                                                                                  --------                  --------
Loans Receivable, Net                                                              499,289                   471,327

Cash and Securities                                                                135,168                   144,498
Goodwill and Other Intangibles                                                       4,031                     4,008
Foreclosed Real Estate                                                                 418                       194
Other                                                                               33,079                    33,007
                                                                                  --------                  --------
TOTAL ASSETS                                                                      $671,985                  $653,034
                                                                                  ========                  ========

SmartGrowth Deposits***                                                          $ 224,337                  $210,168
Time Deposits                                                                      230,167                   222,249
                                                                                   -------                   -------
Total Deposits                                                                     454,504                   432,417

FHLB Advances                                                                      153.162                   154,439
Other Liabilities                                                                    4,181                     5,891
Stockholders Equity                                                                 60,138                    60,287
                                                                                    ------                    ------
TOTAL LIABILITIES AND
STOCKHOLDER EQUITY                                                                $671,985                  $653,034
                                                                                  ========                  ========

Ratio of Equity to Assets                                                             8.95%                     9.23%
Tangible Equity to Assets (2)                                                         8.42%                     8.69%
Book Value per Common Share                                                         $26.82                    $26.55
Tangible Book Value Per Common Share (2)                                            $25.09                    $24.85
Non-performing Assets/Total Assets                                                    0.49%                     0.49%
Shares Outstanding (in thousands)                                                    2,242                     2,271

*        Consumer, Commercial, Home Equity, and Alternative Mortgage Loans
**       Owner Occupied Conforming Mortgage Loans
***      Checking, Money Market and Savings Deposits

(2) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax effected basis. The amount was calculated using the following information:

Stockholders' Equity                                                              $ 60,138                  $ 60,287
Less goodwill and other Intangible
  assets, net of related income taxes                                                3,881                     3,845
                                                                                  --------                  --------
Tangible Stockholders' Equity                                                     $ 56,257                  $ 56,442
                                                                                  ========                  ========

Total Assets                                                                      $671,985                  $653,034
Less goodwill and other Intangible
  assets, net of related income taxes                                                3,881                     3,845
                                                                                  --------                  --------
Total Tangible Assets                                                             $668,104                  $649,189
                                                                                  ========                  ========

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